UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): September 14, 2009

QKL STORES INC.
(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Jing Qi Street
Dongfeng Xincun
Sartu District
163311 Daqing, PRC
(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7825
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Election of Directors; Compensatory Arrangements of Certain Officers.

On September 14, 2009, the Board of Directors of QKL Stores Inc. (the “Company”), by unanimous written consent, approved the appointment of Gary Crook (“Mr. Crook”), Chaoying Li (“Mr. Li”) and Zhiguo Jin (“Mr. Jin”) to serve as independent directors as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”) and Section 803 of the NYSE Amex Company Guide for a term of three years.  The Board of Directors established an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. All of the independent directors will serve on each committee.  Mr. Crook will serve as the Chairman of the Audit Committee, Mr. Jin will serve as the Chairman of the Nominating and Corporate Governance Committee, and Mr. Li will serve as the Chairman of the Compensation Committee.

The Board of Directors determined that Mr. Crook possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and Section 803 of the NYSE Amex Company Guide and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

The Independent Directors shall be compensated for their services as follows: Each of Messrs. Crook, Li and Jin shall receive $15,000 in cash and an option grant to purchase 20,000 shares of common stock of the Company. The exercise price of the option grants shall be equal to the fair market value of a share of the Company’s common stock on the date of the grant of the option and such options will vest in approximately equal installments over the 3-year period from date of grant.

Mr. Zhiguo Jin is the Chairman of Tsingtao Beer Group, Ltd., a position he has served since June 2008. He joined Tsingtao Beer in 1975. He became the vice-chairman and president of Tsingtao Beer in July 2001.  Mr. Jin was profiled as one of the top ten prominent figures in business by CCTV in 2007. One of China’s most well-known businessmen, Mr. Jin has spent his entire career with Tsingtao Beer Group, Ltd.  He received his PhD in Natural Science from Tsingtao University and an EMBA from the Central Europe Management Institute.

Mr. Gary Crook has been a financial consultant since 2005.  He is currently engaged as director of finance for a subsidiary of a large technology company to help to co-ordinate its consolidation into the parent company.  Previous engagements included various financial projects for private companies as well as roles as acting CFO at a publicly traded alternative energy company and a privately held professional sports and broadcasting firm. Prior to these roles, he was Senior Vice President of Operations with The INTEQ Group, Inc. from 2000 to 2005 and Senior Vice President and Chief Financial Officer of SOS Staffing Services, Inc. from 1995 to 2000.  Mr. Crook served as Vice President and Controller at Food 4 Less Supermarkets in La Habra, California, was the VP and Controller of Alpha Beta Company from 1986 to 1991, and served in various positions in American Stores Company in Salt Lake City in Utah from 1979 to 1986.  He also served as an independent director and chairman of the audit committee at Q Comm International, Inc., a technology company traded on the American Stock Exchange, from 2004 until the company was sold in 2007.  Mr. Crook has a Bachelor’s degree in Business Economics and MBA from the University of Utah.

Mr. Chaoying Li is a founding partner of the Han Kun Law Offices, where he has worked since January 2005.  Mr. Li specializes in foreign direct investment, mergers and acquisitions, public and private financings (equity and debt), incorporation and corporate restructuring, as well as intellectual property protection.  From August 2001 to December 2004, he was a partner at T&C Law Offices in Beijing. Prior to that, he was a founder and general counsel of Bookoo, Inc., a pioneer in the e-book marketplace and one of the first Internet companies in Greater China to emphasize the management of intellectual property rights. Before founding Bookoo, Mr. Li spent over four years working for Cha & Cha, an international law firm.  Mr. Li received a Bachelor of Science in Mathematics in 1995, a Bachelor of Laws in 1996 and a Master of Laws from Peking University. In 2003, he also obtained a Master of Laws from University of Ottowa.   Mr. Li has written numerous academic and professional articles that have been widely published internationally and in Mainland China, Taiwan and Hong Kong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By:	/s/ Zhuangyi Wang
Name:	Zhuangyi Wang
Title:	Chief Executive Officer

Dated: September 18, 2009